PERFORMANCE SHARE UNIT AWARD AGREEMENT

January 1, 2017 - December 31, 2019 Performance Period

Under the

JONES ENERGY, INC. 2013 OMNIBUS INCENTIVE PLAN

(As Amended and Restated May 4, 2016)

THIS PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Award”) is made as of _________, 2017 (the “Grant Date”), by and between Jones Energy, Inc., a Delaware corporation (the “Company”), and  ____________ (the “Grantee”).

W I T N E S S E T H:

WHEREAS, pursuant to the Jones Energy, Inc. 2013 Omnibus Incentive Plan, as amended and restated May 4, 2016 (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that it would be in the interest of the Company and its stockholders to grant a number of performance share units (“Performance Share Units”), as provided herein, in order to encourage the Grantee to remain in the employ of the Company or its Subsidiaries, to encourage the sense of proprietorship of the Grantee in the Company and to stimulate the active interest of the Grantee in the development and financial success of the Company.

NOW THEREFORE, the Company awards the Performance Share Units to the Grantee, subject to the following terms and conditions of this Award:

1. Terms.  This Award and the Plan together govern the Grantee’s rights with respect to the Performance Share Units and set forth all of the conditions and limitations affecting such rights.  Terms used in this Award that are not defined herein will have the meanings ascribed to them in the Plan.  Pursuant to the terms and conditions of the Plan and this Award, the Grantee has been granted Performance Share Units as outlined below:

Performance Period:January 1, 2017 through December 31, 2019

Vesting Date:December 31, 2019

Performance Share Units At “Target”_________

Performance Goal:Schedule I to this Award describes the manner in which the final number of Performance Share Units that vest hereunder will be calculated, which shall be between 0% and 200% of the Target number of Performance Share Units and shall be based on the total shareholder return of the Company’s Class A Common Stock, par value $0.001 per share (“Common Stock”) as compared to the total shareholder return of the identified Comparison Index, as described in more detail on Schedule I (the “Performance Goal”).

2. Vesting.

(a) General.  After the close of the Performance Period, but in no event later than 45 days following the last day of the Performance Period, the Committee shall determine and certify the extent to which the Performance Goal has been achieved in accordance with Schedule I.  The Performance Share Units will vest and become non‑forfeitable on the Vesting Date in an amount determined (if any) based on the results of the Performance Goal, as certified by the Committee, provided the Grantee has been continuously employed by the Company or a Subsidiary of the Company at all times from the Grant Date until the Vesting Date.  For the avoidance of doubt, if the Committee determines that the level of achievement of the Performance Goal does not meet the minimum threshold requirement specified in Schedule I, then all Performance Share Units shall be forfeited.  Except as provided in Sections 2(b) or 2(c) below, if the Grantee does not remain continuously employed by the Company or a Subsidiary of the Company until the Vesting Date, the Grantee shall have no rights under this Award and all the Performance Share Units shall be forfeited as of his or her termination date.

(b) Vesting Due to Retirement.  Notwithstanding any provision in this Award to the contrary, except as provided in Section 7 below, if the Grantee’s employment with the Company and its Subsidiaries terminates due to Retirement (as defined below) prior to the Vesting Date, then, on the Vesting Date, the Grantee will vest in the number of Performance Share Units (if any) determined by multiplying (i) the number of Performance Share Units that would have vested as determined in accordance with Section 2(a) above had the Grantee’s employment not terminated and (ii) a fraction, the numerator of which is the number of days that elapsed between the first day of the Performance Period and the date of the Grantee’s termination of employment due to Retirement and the denominator of which is the total number of days in the Performance Period.  For purposes of this Award, “Retirement” means the Grantee’s voluntary termination of employment on or after the date when the Grantee is at least 60 years old and has at least ten years of continuous service (based on the Grantee’s employment with the Company and its Subsidiaries or predecessor companies); provided, however, that if the Committee determines, in its sole discretion, at any time prior to the Vesting Date that the Grantee has taken any action or actions that are detrimental or injurious to the Company or any of its Subsidiaries, then the Grantee’s termination of employment shall be treated as a voluntary termination and not Retirement, and as a result the Grantee’s Performance Share Units shall be forfeited as of such determination date.

(c) Vesting Due to Death or Disability.  Notwithstanding any provision in this Award to the contrary, if the Grantee’s employment with the Company and its Subsidiaries terminates due to death or Disability prior to the Vesting Date, then, as of the

Grantee’s termination date, the Grantee will vest in the Target number of Performance Share Units.

3. Book Entry Account.  The Company shall establish (or shall instruct its transfer agent or stock plan administrator to establish) a book entry account representing the Performance Share Units at Target in the Grantee’s name effective as of the Grant Date, provided, however, that the Company shall retain control of the Performance Share Units in such account until the Performance Share Units have become vested in accordance with this Award and shares of Common Stock have been issued, if any, in settlement of the Performance Share Units.

4. Distribution of Shares.  The Grantee shall receive one share of Common Stock as determined under Sections 2(a), (b) or (c) above, as applicable, in satisfaction of each vested Performance Share Unit credited to his or her account, which shall be registered in the Grantee’s name.  Shares of Common Stock with respect to Performance Share Units that vest under Sections 2(a) and (b) of this Award shall be paid to the Grantee as soon as practicable after the Committee determines and certifies the extent to which the Performance Goal has been met, but in no event later than the 70th day following the Vesting Date.  Shares of Common Stock with respect to Performance Share Units that vest under Section 2(c) of this Award shall be paid to the Grantee (or to the Grantee’s estate in the event of death) within 30 days following the Grantee’s termination date (subject to Section 9(b), if applicable).

5. Stockholder Rights; Dividend Equivalents.  The Performance Share Units do not confer on the Grantee any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to the Grantee in connection with the vesting of Performance Share Units.  However, to the extent that cash dividends or other cash distributions are paid or distributed with respect to the Common Stock during the Performance Period, the Grantee shall be entitled to a payment of cash equal to the value of such distributions on the number of Performance Share Units that become vested under this Award, which amount, if any, shall be paid in cash at the same time shares of Common Stock are delivered to the Grantee (or the Grantee’s estate in the event of death) in settlement of vested Performance Share Units under this Award.

6. Transferability.  No rights granted under this Award can be assigned or transferred, whether voluntarily or involuntarily, by operation of law or otherwise, except by will or the laws of descent and distribution.  In the event of any transfer or assignment of rights granted under this Award in accordance with this Section 6, the person or persons, if any, to whom such rights are transferred by will or by the laws of descent and distribution shall be treated after the Grantee’s death the same as the Grantee under this Award.  Any attempted transfer or assignment of rights under this Award prohibited under this Section 6 shall be null and void.

7. Change in Control.

(a) General.  In the event of a Change in Control (as defined in the Plan) prior to end of the Performance Period, the Performance Period shall be deemed to end on the date of the Change in Control and a number of Performance Share Units (if any) as of date of the Change in Control shall be determined based on the level of achievement of the Performance Goal through the end of such adjusted Performance Period, calculated in accordance with Schedule I.  The Performance Share Units determined pursuant to the foregoing sentence, shall be become vested as of the Vesting Date, provided the Grantee has been continuously employed by the Company (or its successor) or one of its Subsidiaries at all times from the Grant Date until the Vesting Date.  The value of the Performance Share Units will be distributed to the Grantee as soon as practicable after the Vesting Date, but in no event later than the 70th day following the Vesting Date, in the same percentage of cash (if any) and equity (if any) as is received by shareholders of the Company in connection with the Change in Control.  In the event all or a portion of the Performance Share Units are paid in cash, at the time of payment the Grantee will receive an additional amount in cash for interest on such cash amount based on a rate of 6%, compounded annually, from the date of the Change in Control until the Vesting Date (the “interest rate”).

(b) Termination of Employment; Forfeiture.  Section 7(a) notwithstanding, if the Grantee’s employment is involuntarily terminated by the Company or its successor for any reason other than Cause (as defined below) or the Grantee terminates employment for Good Reason (as defined below) after the date of the Change in Control but prior to the Vesting Date, then the Performance Share Units determined under Section 7(a) will be distributed to the Grantee within 30 days following the Grantee’s termination date (subject to Section 9(b), if applicable).  In the event all or a portion of the Performance Share Units are paid in cash, at the time of payment the Grantee will receive an additional amount in cash interest on such cash amount for the period beginning on the date of the Change in Control and ending on the Grantee’s termination date based on the interest rate.  If prior to the Vesting Date the Grantee’s employment is (i) involuntarily terminated by the Company or its successor for Cause or (ii) voluntarily terminated by the Grantee for any reason other than Good Reason, then the Grantee shall have no rights under this Award and all the Performance Share Units shall be forfeited as of his or her termination date.

(c) Cause.  For purposes of Section 7(b), “Cause” shall mean, if not otherwise defined in an employment agreement between the Grantee and the Company or its successor in effect as of the date of his or her termination, the Grantee’s (i) failure to reasonably and substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the Company’s or successor’s business, reputation or prospects; or (iii) conviction or plea of nolo contendere with respect to the commission of a felony or other serious crime involving moral turpitude.

(d) Good Reason.  For purposes of Section 7(b), “Good Reason” shall mean the occurrence of any of the following events:  (i) a material diminution in the Grantee’s base salary; (ii) a material diminution in the Grantee’s position, authority, duties or responsibilities in connection with the Change in Control; or (iii) the involuntary relocation of the geographic location of the Grantee’s principal place of employment by more than 50 miles from the location of the Grantee’s principal place of employment as of the Grant Date.  Notwithstanding the foregoing, any assertion by the Grantee of a termination of employment for Good Reason shall not be effective unless all of the following requirements are satisfied:  (1) the condition described in clause (i), (ii) or (iii)

above giving rise to the Grantee’s termination of employment must have arisen without the Grantee’s consent; (2) the Grantee must provide written notice to the Company of such condition in accordance with Section 12 within 30 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company (“cure period”); and (4) the Grantee’s termination of employment must occur within 30 days after the end of the cure period.  If the Grantee does not provide the notice described in clause (2) above, or if the Company corrects the event during the cure period as described in clause (3) above, or the Grantee does not terminate employment as described in clause (4) above, then the event shall not constitute Good Reason.

(e) Retirement.  Notwithstanding any provision hereof to the contrary, if the Grantee’s employment with the Company or its successor is terminated due to Retirement after the date of a Change in Control but prior to the Vesting Date, the Grantee will vest in the number of Performance Share Units (if any) determined by multiplying (i) the number of Performance Share Units determined in accordance with Section 7(a) and (ii) a fraction, the numerator of which is the number of days that elapsed between the first day of the Performance Period and the date of the Grantee’s termination of employment due to Retirement and the denominator of which is the total number of days in the original Performance Period without taking into account any shorter deemed Performance Period under Section 7(a).  The Performance Share Units determined under this Section 7(e) will be distributed to the Grantee within 30 days following the Grantee’s termination date (subject to Section 9(b), if applicable).  Notwithstanding Section 2(b), if a Change in Control occurs after the Grantee’s Retirement but before the Vesting Date, then the determination of Performance Share Units under Section 7(a), and not Section 2(a), shall apply for purposes of determining the number of Performance Share Units subject to pro-ration.

(f) Death and Disability. Notwithstanding any provision in this Award to the contrary, if the Grantee’s employment with the Company and its Subsidiaries terminates due to death or Disability after the date of a Change in Control but prior to the Vesting Date, then, as of the Grantee’s termination date, the Grantee will vest in the number of Performance Share Units determined in accordance with Section 7(a) and will be distributed to the Grantee within 30 days following the Grantee’s termination date (subject to Section 9(b), if applicable). In the event all or a portion of the Performance Share Units are paid in cash, at the time of payment the Grantee will receive an additional amount in cash interest on such cash amount for the period beginning on the date of the Change in Control and ending on the Grantee’s termination date based on the interest rate.

8. Adjustments.  As provided in Section 15 of the Plan, certain adjustments may be made to the Common Stock related to the Performance Share Units upon the occurrence of events or circumstances described in Section 15 of the Plan.  Without limiting the generality of the foregoing, and except as otherwise provided in the Plan, in the event of any merger, consolidation, reorganization, recapitalization, reclassification or other capital or corporate structure change of the Company, for all purposes references herein to Common Stock or to Performance Share Units shall mean and include all securities or other property (other than cash) that holders of Common Stock are entitled to receive in respect of Common Stock by reason of each such successive event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Performance Share Units.
9. Tax Withholding; Code Section 409A.

(a) The obligation of the Company to issue and deliver to the Grantee (in certificate or electronic form) shares of Common Stock as provided in Section 4 or 7 hereof shall be subject to the receipt by the Company from the Grantee of any withholding taxes required as a result of such issuance or delivery.  The Grantee shall satisfy such withholding tax requirement by selling to the Company a designated number of unrestricted shares of Common Stock held by the Grantee at a price per share equal to the Fair Market Value of such shares, provided that the aggregate value of the shares sold does not exceed the minimum required tax withholding obligation.

(b) The Performance Share Units granted under this Award are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions of this Award, if any, shall be construed and interpreted in a manner consistent with such intent.  If the Participant is Retirement eligible and is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), and his or her vested Performance Share Units are “deferred compensation” payable or settled on account of a separation from service, then such vested Performance Share Units shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Grantee’s separation from service, (ii) the date of the Grantee’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.

10. Incorporation of Plan Provisions.  This Award and the award of Performance Share Units hereunder are made pursuant to the Plan and are subject to all of the terms and provisions of the Plan as if the same were fully set forth herein. In the event that any provision of this Award conflicts with the Plan, the provisions of the Plan shall control.  The Grantee acknowledges receipt of a copy of the Plan and agrees that all decisions under and interpretations of the Plan by the Committee shall be final, binding and conclusive upon the Grantee.

11. No Rights to Employment.  Nothing contained in this Award shall confer upon the Grantee any right to continued employment by the Company or any Subsidiary of the Company, or limit in any way the right of the Company or any Subsidiary to terminate or modify the terms of the Grantee’s employment at any time.

12. Notice.    Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be delivered personally or sent by courier or first class mail, postage prepaid to the following address:

Jones Energy, Inc.

807 Las Cimas Parkway, Suite 350

Austin, Texas 78746

Attn: Corporate Secretary

Any notice or other communication to the Grantee with respect to this Award shall be in writing and shall be delivered personally, or shall be sent by courier or first class mail, postage prepaid, to the Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

13. Requirements of Law.  The granting of Performance Share Units and the issuance of shares of Common Stock under the Plan will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14. Compliance with Recoupment Policy. Any amounts payable, paid or distributed under this Award are subject to the recoupment policy of the Company as in effect from time to time.
15. Miscellaneous.
(a) THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.
(b) This Award shall be binding upon and inure to the benefit of the Company and its successors and assigns.
(c) The granting of this Award shall not give the Grantee any rights to similar grants in future years.

(d) If any term or provision of this Award should be invalid or unenforceable, such provision shall be severed from this Award, and all other terms and provisions hereof shall remain in full force and effect.

(e) This Award, including the relevant provisions of the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, with respect to the subject hereof. This Award may not be amended, except by an instrument in writing signed by the Company and the Grantee.

(f) This Award may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

JONES ENERGY, INC.

By:

Name: Jonny Jones

Title: Chief Executive Officer

The Grantee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all of the terms and provisions hereof and thereof.

GRANTEE

By:

Name:  ____________

SCHEDULE I

JONES ENERGY, INC. 2013 OMNIBUS INCENTIVE PLAN

(As Amended and Restated May 4, 2016)

PERFORMANCE SHARE UNIT AWARD AGREEMENT

January 1, 2017 - December 31, 2019 Performance Period

Definitions

(i) “Adjustment Factor” means the adjustment factor calculated in accordance with this Schedule I as provided below.

(ii) “Beginning Price” means the average closing price of a share of Common Stock or the CI, as applicable, for the 10-consecutive trading day period including and prior to the first day of the Performance Period.

(iii) “Comparison Index” or “CI” means the S&P Oil and Gas Exploration & Production Select Industry Index.
(iv) “Dividends” means the sum of all ordinary and extraordinary dividends paid during the Performance Period with respect to the applicable share of Common Stock.

(v) “Ending Price” means the average closing price of a share of Common Stock or the CI, as applicable, for the 10-consecutive trading day period including and prior to the last day of the Performance Period.

(vi)  “Total Shareholder Return” means a fraction, the numerator of which is the Ending Price plus Dividends minus the Beginning Price, and the denominator of which is the Beginning Price, expressed as a percentage.

Schedule I

Calculation of Performance Share Unit Adjustment

The number of Performance Share Units that shall vest as of the Vesting Date shall be equal to the product of (i) the Target Units, multiplied by (ii) the Adjustment Factor.

The Total Shareholder Return of the Company and of the Comparison Index shall be calculated and certified by the Committee.

The Company’s Total Shareholder Return as compared to the Total Shareholder Return of the Comparison Index shall determine the Adjustment Factor using the chart below.  In no event shall the Adjustment Factor exceed 200%.  If the performance ranking is below the lowest performance threshold, the Adjustment Factor shall be zero.  The Adjustment Factor for performance rankings between points on the chart shall be determined by linear interpolation between the values listed.

Example: This example is provided for illustrative purposes only. If the Comparative Index had a Total Shareholder Return of 5% over the Performance Period, the Company needs a Total Shareholder Return of 38.33% (5% + 33.33%) or higher for the Grantee to receive a maximum payout. For the Grantee to receive a threshold payout, the Company needs a Total Shareholder Return of -15% (5% - 20%).

Performance Ranking	Performance Threshold	Adjustment Factor
Maximum	Company outperforms CI by 33.3 percentage points or more (+33.3%)	200%
Target	Company performance equals CI (1.0x) (“Target”)	100%
Threshold	Company underperforms CI by less than 20.0 percentage points (-20%)	50%
No Payout	Company underperforms CI by more than 20.0 percentage points	0%

Schedule I